                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 3, 2001



                        ANTEON INTERNATIONAL CORPORATION
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         VIRGINIA                   333-84835                  54-1023915
----------------------------    ------------------         -------------------
(State or other jurisdiction    (Commission File            (IRS Employer
       of incorporation)             Number)                Identification No.)



                                 (703) 246-0200
                                 ---------------
               (Registrants telephone number, including area code)



                                       N/A
                               -----------------
          (Former name or former address, if changed since last report)

                ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) In accordance with Item 7 (a) (4) of Form 8-K, and because it was impractical to provide the required financial statements for the acquired business at the time the Company's current report on Form 8-K dated August 3, 2001 was filed, the Audited Financial Statements for the SIGCOM, Inc. Training Division, as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and related Independent Auditors' Report thereon, and the Unaudited Balance Sheet as of June 30, 2001 and Unaudited Statements of Operations and Cash Flows for the six-month periods ended June 30, 2001 and 2000 are being filed as part of this Form 8-K/A beginning on page 4.

         (b) In accordance with Item (7) (b) (2) of Form 8-K, and because it was impractical to provide the required pro forma financial information relative to the acquired and disposed businesses at the time the Company's current report on Form 8-K dated August 3, 2001 was filed, the Unaudited Pro Forma Condensed Consolidated Statements of Operations, Unaudited Pro Forma Condensed Consolidated Balance Sheet, and Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are being filed as part of this Form 8-K/A beginning on page 17.

         (c)   Exhibits.

               Exhibit No. Document

                  1.       Asset Purchase Agreement dated as of July 20,
                           2001, by and among Anteon Corporation and SIGCOM, Inc. (incorporated by reference to the registrant's current report on Form 8-K as filed August 3, 2001 (Commission File No. 333-84835)).

                  2. Stock Purchase Agreement dated July 20, 2001, by and among Anteon Corporation, Interactive Media Corporation (IMC) and FTK Knowledge (Holding) Inc. (incorporated by reference to the registrant's current report on Form 8K as filed August 3, 2001 (commission File No. 333-84835)).

                  3. Asset Purchase Agreement dated June 29, 2001 by and among Anteon Corporation, and B&G, LLC (incorporated by reference to the registrant's current report on Form 8-K as filed August 3, 2001 (Commission File No. 333-84835)).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ANTEON INTERNATIONAL CORPORATION


Date:  October 3, 2001                      By: /s/ Joseph M. Kampf
                                               ---------------------------------
                                               Joseph M. Kampf
                                               President and
                                               Chief Executive Officer


Date:  October 3, 2001                      By: /s/ Carlton B. Crenshaw
                                               ---------------------------------
                                               Carlton B. Crenshaw
                                               Sr. Vice President of Finance
                                               and Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Anteon International Corporation:

We have audited the accompanying balance sheets of the Sigcom, Inc. Training Division as of December 31, 2000 and 1999 and the related statements of operations and divisional equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Sigcom, Inc. Training Division as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Bason & Company

September 7, 2001
Greensboro, NC

                         SIGCOM, INC. TRAINING DIVISION
                                 Balance Sheets
                           December 31, 2000 and 1999



                                                                                    2000            1999

CURRENT ASSETS
  Accounts receivable                                                            $ 3,471,613    $ 1,106,843
  Costs and estimated earnings in excess of billings
    on uncompleted contracts                                                       1,300,258      1,210,262
                                                                                 -----------    -----------

                                                          TOTAL CURRENT ASSETS     4,771,871      2,317,105
                                                                                 -----------    -----------

EQUIPMENT
  Equipment                                                                          181,426        171,844
  Accumulated depreciation                                                          (100,718)       (66,159)
                                                                                 -----------    -----------
                                                                                      80,708        105,685
                                                                                 -----------    -----------

                                                                  TOTAL ASSETS   $ 4,852,579    $ 2,422,790
                                                                                 ===========    ===========


CURRENT LIABILITIES
  Accounts payable                                                               $ 1,051,281    $   560,551
  Accrued salaries and related benefits                                               87,683         89,095
                                                                                 -----------    -----------

                                                     TOTAL CURRENT LIABILITIES     1,138,964        649,646

DIVISIONAL EQUITY                                                                  3,713,615      1,773,144
                                                                                 -----------    -----------

                                       TOTAL LIABILITIES AND DIVISIONAL EQUITY   $ 4,852,579    $ 2,422,790
                                                                                 ===========    ===========


See notes to financial statements.

                         SIGCOM, INC. TRAINING DIVISION
                 Statements of Operations and Divisional Equity
                 For the Years Ended December 31, 2000 and 1999



                                                                                     2000           1999

REVENUES                                                                         $ 12,450,243   $ 12,278,454

COSTS OF REVENUES                                                                   9,143,534      8,330,504
                                                                                 ------------   ------------

                                                                  GROSS PROFIT      3,306,709      3,947,950

GENERAL AND ADMINISTRATIVE EXPENSES                                                 1,398,278      1,190,165
                                                                                 ------------   ------------

                                                                    NET INCOME      1,908,431      2,757,785

DIVISIONAL EQUITY, BEGINNING                                                        1,773,144      2,341,712

DIVISIONAL EQUITY CONTRIBUTIONS
(DISTRIBUTIONS), NET                                                                   32,040     (3,326,353)
                                                                                 ------------   ------------

DIVISIONAL EQUITY, ENDING                                                        $  3,713,615   $  1,773,144
                                                                                 ============   ============


See notes to financial statements.

                         SIGCOM, INC. TRAINING DIVISION
                            Statements of Cash Flows
                 For the Years Ended December 31, 2000 and 1999



                                                                                              2000          1999
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                              $ 1,908,431    $ 2,757,785
  Adjustments to reconcile net income to
    net cash provided (used) by operating activities:
    Depreciation expense                                                                       34,559         17,184
    Increase in accounts receivable                                                        (2,364,770)    (1,800,669)
    Increase (decrease) in costs and estimated earnings
      in excess of billings on uncompleted contracts                                          (89,996)     2,111,388
    Increase in accounts payable                                                              490,730        228,246
    Increase (decrease) in accrued salaries and related benefits                               (1,412)        12,419
                                                                                          -----------    -----------

                                                       NET CASH PROVIDED (USED) BY
                                                              OPERATING ACTIVITIES            (22,458)     3,326,353
                                                                                          -----------    -----------


CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                                                        (9,582)            --
                                                                                          -----------    -----------


CASH FLOWS FROM FINANCING ACTIVITIES
  Divisional equity contributions (distributions), net                                         32,040     (3,326,353)
                                                                                          -----------    -----------


                                                   NET INCREASE (DECREASE) IN CASH
                                                              AND CASH EQUIVALENTS        $        --    $        --
                                                                                          ===========    ===========


See notes to financial statements.

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

Sigcom, Inc. was incorporated in October 1985 to provide information technology and communications solutions to government and commercial customers. The Training Division of Sigcom, Inc. concentrates on the integration and replication of real-life, urban battlefield environments, as they exist in third world countries. The Training Division's primary customer has been the U. S. Army Simulation, Training and Instrumentation Command, an agency of the U.S. Government.

On July 20, 2001, Sigcom, Inc. sold certain of the assets and liabilities of the Training Division to Anteon International Corporation for approximately $10.4 million. The accompanying financial statements present the financial condition, results of operations and cash flows of the Training Division of Sigcom, Inc. (the "Training Division"). The accompanying financial statements include no adjustments related to the sale of the Training Division.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EQUIPMENT AND DEPRECIATION

Equipment is stated at cost. Depreciation of equipment is provided using accelerated methods over the estimated useful lives of 5 to 7 years.

The Training Division follows the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

REVENUE RECOGNITION

Revenue from long-term fixed price contracts is recognized on the percentage-of-completion method, measured by the proportion of costs incurred to date to estimated total costs for each contract. Revenue under time and materials contracts is recognized as labor hours and materials costs are incurred, based on the contractually agreed-upon hourly rates and cost reimbursement methods.

Costs of revenues include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on the uncompleted contracts are made in the period in which such losses are determined. Changes in estimated profitability are recognized in the period in which the revisions are determined.

S CORPORATION - INCOME TAX STATUS

Sigcom, Inc., with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation and is not directly subject to federal and state income taxes. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in the Training Division's financial statements.

DIVISIONAL EQUITY

Divisional equity represents Sigcom, Inc.'s ownership of the net assets of the Training Division. The Training Division does not maintain its own cash accounts. All payments of Training Division expenses are made by Sigcom, Inc., and all receipts of contract payments are made to Sigcom, Inc. Such payments and receipts of cash increase and decrease, respectively, the divisional equity account.

CORPORATE ALLOCATIONS

Overhead consists of facilities costs such as rent, maintenance, and utilities and infrastructure costs. These costs are allocated to the overhead pool based on the ratio of direct employees to general and administrative employees. Fringe costs consist of payroll taxes, health insurance, 401(k) employer match, and other employee benefit costs. Overhead costs and fringe costs were allocated to the Training Division based on the ratio of Training Division direct labor to total direct labor. For the years ended December 31, 2000 and 1999, Sigcom, Inc. allocated overhead of $782,232 and $467,936 and fringes of $456,481 and $328,023, respectively, to the Training Division.

General and administrative costs consist primarily of sales and marketing costs, accounting costs, and other miscellaneous costs not charged directly to jobs or to overhead. Sigcom, Inc. allocates general and administrative costs to the Training Division based on the ratio of Training Division direct costs to total direct costs. Management of the Training Division believes that the amount allocated for such general and administrative costs is consistent with the amount that would have been incurred had the Training Division been a separate entity during 2000 and 1999.

NOTE B - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows at December 31,:


                                                                  2000              1999
    Costs incurred on uncompleted contracts                  $  32,617,270      $ 22,075,457
    Estimated earnings                                           7,309,996         5,451,089
                                                             -------------      ------------
                                                                39,927,266        27,526,546
    Billings to date                                            38,627,008        26,316,284
                                                             -------------      ------------

    Costs and Estimated Earnings in Excess of Billings
      Uncompleted Contracts                                  $   1,300,258      $  1,210,262
                                                             =============      ============


Approximately 100% of the Training Division's revenues for 2000 and 1999 have been earned, and 100% of the accounts receivable as of December 31, 2000 and 1999 are due, from agencies of the U.S. Government.

The Training Division anticipates that costs and estimated earnings in excess of billings on uncompleted contracts as of December 31, 2000 will primarily be billed and due within one year.

The accuracy and appropriateness of the Training Division's direct and indirect costs and expenses under its government contracts, and therefore its accounts receivable recorded pursuant to such contracts, are subject to extensive regulation and audit, including by the U.S. Defense Contract Audit Agency ("DCAA") or by other appropriate agencies of the U.S. Government. Such agencies have the right to challenge the Training Division's cost estimates or allocations with respect to any government contracts. Additionally, a portion of the payments to the Training Division under government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Although no assurances can be given, in the opinion of management, any adjustments likely to result from inquiries or audits of its contracts would not have a material adverse impact on the Training Division's financial condition or results of operations.


NOTE C - NOTE PAYABLE TO BANK

Sigcom, Inc. has a line of credit not to exceed $5,000,000 at Bank of America. This line of credit calls for interest at a variable rate equal to 90 day L.I.B.O.R. plus 200 basis points and contains certain covenants to be followed by Sigcom, Inc. As of December 31, 2000, Sigcom, Inc. was either in compliance or had received waivers of non-compliance under the loan covenants. The balance drawn on this line was $3,250,016 at December 31, 2000. Sigcom, Inc. was not indebted on this line at December 31, 1999. The line of credit is secured by substantially all of the assets of Sigcom, Inc., including those of the Training Division. No interest expense from the line of credit has been directly allocated to the Training Division.

NOTE D - LEASE COMMITMENTS

While the Training Division is not directly obligated under noncancelable operating leases, Sigcom, Inc. is obligated under noncancelable operating leases for property and equipment that expire over the next three years.

Rent expense is allocated to the Training Division both directly and through Sigcom, Inc.'s allocation of general and administrative expenses. Rent expense directly allocated to the training division was approximately $49,000 and $18,000 for the years ended December 31, 2000 and 1999, respectively.


NOTE E - PENSION PLAN

Sigcom, Inc. maintains a 401-K pension plan for all eligible employees. Employees of the Training Division are eligible to participate in the plan each January 1 and July 1 of each year, if they have reached age 20 1/2 and work at least 1,000 hours per year. Generally, employees can defer up to 15% of their gross salary into the plan. The employer can make a matching discretionary contribution for the employee, not to exceed 50% of the first 5% of the employees' annual contribution (excluding employee contributions made on bonuses and commissions). Employer contributions to the plan for Training Division employees were $34,349 and $27,743 for the years ended December 31, 2000 and 1999, respectively.


NOTE F - STOCK OPTION PLAN

During 1998, Sigcom, Inc. adopted two stock option plans. Certain employees of the Training Division also participate in these plans. Under the plans, Sigcom, Inc. may grant options for up to 3,000,000 and 1,000,000 shares of common stock under the key and non-key plans respectively. The exercise price for options granted under the plans is fifty cents ($.50) per share. The options under the key plan begin vesting at the rate of 1/3 each year and as such are fully vested after three years. Options granted under the non-key plan may be exercised only upon a Change of Control (as defined in the plan). The options expire three years after full vesting. At December 31, 2000 and 1999, there were 290,000 and 21,000 options outstanding under the key and non-key plans, respectively, which had been granted to Training Division employees.

                         SIGCOM, INC. TRAINING DIVISION
                             Unaudited Balance Sheet
                                  June 30, 2001



CURRENT ASSETS
  Accounts receivable                                                                                  $ 2,102,079
  Costs and estimated earnings in excess of billings
    on uncompleted contracts                                                                             1,654,081
                                                                                                       -----------

                                                                                TOTAL CURRENT ASSETS     3,756,160
                                                                                                       -----------

EQUIPMENT
  Equipment                                                                                                181,426
  Accumulated depreciation                                                                                (118,595)
                                                                                                       -----------
                                                                                                            62,831

                                                                                        TOTAL ASSETS   $ 3,818,991
                                                                                                       ===========


CURRENT LIABILITIES
  Accounts payable                                                                                     $   848,102
  Accrued salaries and related benefits                                                                    164,220
  Billings in excess of costs and estimated earnings
    on uncompleted contracts                                                                                39,798
                                                                                                       -----------

                                                                           TOTAL CURRENT LIABILITIES     1,052,120

DIVISIONAL EQUITY                                                                                        2,766,871
                                                                                                       -----------

                                                             TOTAL LIABILITIES AND DIVISIONAL EQUITY   $ 3,818,991
                                                                                                       ===========


See note to financial statements and accountant's report.

                         SIGCOM, INC. TRAINING DIVISION
             Uaudited Statements of Operations and Divisional Equity
                 For the Six Months Ended June 30, 2001 and 2000



                                                                                    2001           2000
REVENUES                                                                         $ 7,238,672    $ 5,985,978

                                                             COSTS OF REVENUES     6,022,090      4,376,566
                                                                                 -----------    -----------

GROSS PROFIT                                                                       1,216,582      1,609,412

GENERAL AND ADMINISTRATIVE EXPENSES                                                  578,578        669,417
                                                                                 -----------    -----------

                                                                    NET INCOME       638,004        939,995

DIVISIONAL EQUITY, BEGINNING                                                       3,713,615      1,773,144

DIVISIONAL EQUITY CONTRIBUTIONS
  (DISTRIBUTIONS), NET                                                            (1,584,748)       836,877
                                                                                 -----------    -----------

DIVISIONAL EQUITY, ENDING                                                        $ 2,766,871    $ 3,550,016
                                                                                 ===========    ===========


See note to financial statements and accountant's report.

                         SIGCOM, INC. TRAINING DIVISION
                       Unaudited Statements of Cash Flows
               For the six Months Ended December 31, 2001 and 2000



                                                                                               2001          2000
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                              $   638,004    $   939,995
  Adjustments to reconcile net income to
    net cash provided (used) by operating activities:
    Depreciation expense                                                                       17,877         17,184
    Decrease (increase) in accounts receivable                                              1,369,534     (1,815,804)
    Increase in costs and estimated earnings
      in excess of billings on uncompleted contracts                                         (353,823)      (270,921)
    Increase (decrease) in accounts payable                                                  (203,179)       250,030
    Increase in accrued salaries and related benefits                                          76,537         42,639
    Increase in billings in excess of costs and
      estimated earnings on uncompleted contracts                                              39,798             --
                                                                                          -----------    -----------

                                                            NET CASH PROVIDED (USED) BY
                                                                   OPERATING ACTIVITIES     1,584,748       (836,877)
                                                                                          -----------    -----------


CASH FLOWS FROM FINANCING ACTIVITIES
  Divisional equity contributions (distributions), net                                     (1,584,748)       836,877
                                                                                          -----------    -----------


                                                        NET INCREASE (DECREASE) IN CASH
                                                                   AND CASH EQUIVALENTS   $        --    $        --
                                                                                          ===========    ===========


See note to financial statements and accountant's report.

NOTE A - BASIS OF PRESENTATION

The information furnished in the accompanying unaudited balance sheet, statements of operations and divisional equity, and statements of cash flows have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such information. The operating results for the six months ended June 30, 2001 may not be indicative of the results of operations for the year ending December 31, 2001 or any future period. This financial information should be read in conjunction with the Sigcom, Inc. Training Division's December 31, 2000 audited financial statements and footnotes thereto.

On July 20, 2001, Sigcom, Inc. sold certain assets and liabilities of the Training Division to Anteon International Corporation for approximately $10.4 million. The accompanying unaudited financial statements include no adjustments related to the sale of the Training Division.

                          UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

         The unaudited pro forma condensed consolidated financial information has been prepared by Anteon's management and gives effect to the acquisition of Sherikon, Inc. (Sherikon) completed on October 20, 2000, the sale of the Company's Center for Information Technology Education (CITE) on June 29, 2001, the closure of the Company's operations of CITI-SIUSS LLC (formerly known as Anteon-CITI, LLC) (CITI) on June 22, 2001, the sale of the stock of Interactive Media Corporation (IMC) on July 20, 2001, and the acquisition of the assets, contracts and personnel of the SIGCOM, Inc. training division (SIGCOM) on July 20, 2001.

         The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000, has been prepared to give effect to the Sherikon and SIGCOM acquisitions as if they had occurred on January 1, 2000, and to give further effect to removing the operating results of the IMC commercial division, CITE and CITI for the twelve months ended December 31, 2000. The unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2001, has been prepared to give effect to the SIGCOM acquisition as if it had occurred as of January 1, 2000, and to give further effect to removing the operating results of the IMC commercial division, CITE and CITI for the six-month period ended June 30, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001, has been prepared to give effect to the SIGCOM acquisition as if it had occurred as of June 30, 2001 and to give further effect to removing the assets and liabilities associated with the IMC commercial division.

         The pro forma adjustments, which are based on available information and certain assumptions that Anteon believes are reasonable under the circumstances, are applied to the historical financial statements of Anteon. The acquisitions are accounted for under the purchase method of accounting. Anteon's allocation of the Sherikon purchase price is based upon an independent appraisal and other studies completed subsequent to the Sherikon acquisition. Anteon's allocation of the SIGCOM purchase price is based upon the preliminary estimated fair value of assets acquired and liabilities assumed. The purchase price allocations for the SIGCOM acquisition reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be different from the final allocation of the purchase price, and any such differences may be material.

         The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Anteon and SIGCOM. The Sherikon historical financial statements and the notes thereto have been previously included in Anteon's Form 8-K/A as filed on November 14, 2000. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what Anteon's financial position or results of operations would actually have been had the acquisitions occurred on such dates or to project Anteon's results of operations or financial position for any future period.

                Anteon International Corporation and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                  (in thousands)


                                                                                         Year Ended December 31, 2000
                                             ---------------------------------------------------------------------------------------
                                                                                                       Pro forma
                                                                                                       Sherikon
                                              Historical    Business        Anteon as    Historical   acquisition      Anteon as
                                                Anteon    Dispositions (a)   adjusted  Sherikon (b)   adjustments  further adjusted
                                             ---------------------------------------------------------------------------------------

Revenues                                      $ 542,807    $ (21,471)       $ 521,336    $  57,021    $      --        $ 578,357
Costs of revenues                               474,924      (20,936)         453,988       49,594           --          503,582
                                             ---------------------------------------------------------------------------------------

      Gross profit                               67,883         (535)          67,348        7,427           --           74,775
                                             ---------------------------------------------------------------------------------------

Operating expenses:
General & administrative expenses                38,506       (1,938)          36,568        3,506       (1,939) c        38,135
  Amortization of noncompete agreements             866           --              866           --           --              866
  Goodwill amortization                           4,714           --            4,714           --          841  d         5,555
  Other intangible amortization                   2,673           --            2,673           --          431  e         3,104
  Costs of acquisitions                              86           --               86           --           --               86
                                             ---------------------------------------------------------------------------------------

        Total operating expenses                 46,845       (1,938)          44,907        3,506         (667)          47,746
                                             ---------------------------------------------------------------------------------------

        Operating income                         21,038        1,403           22,441        3,921          667           27,029


  Interest expense, net of interest income       22,746       (1,418)          21,328           (2)       2,295 f         23,621
  Minority interest in (earnings) losses
    of subsidiaries                                  24          (31)              (7)          --           --               (7)
                                             ---------------------------------------------------------------------------------------

  Income (loss) before provision (benefit)
    for income taxes                             (1,684)       2,790            1,106        3,923       (1,628)           3,401

  Provision (benefit) for income taxes            1,225        1,111 k          2,336        1,445         (191) k         3,590
                                             ---------------------------------------------------------------------------------------

    Net income (loss)                         $  (2,909)   $   1,679        $  (1,230)   $   2,478    $  (1,437)       $    (189)
                                             =======================================================================================



                                             ---------------------------------------
                                                           Pro forma
                                                            SIGCOM
                                              Historical  acquisition     Pro forma
                                              SIGCOM (g)  adjustments       Anteon
                                             ---------------------------------------

Revenues                                      $  12,450   $      --      $ 590,807
Costs of revenues                                 9,144        (346) h     512,380
                                             ---------------------------------------

      Gross profit                                3,306         346         78,427
                                             ---------------------------------------

Operating expenses:
General & administrative expenses                 1,398        (925) h      38,608
  Amortization of noncompete agreements              --          --            866
  Goodwill amortization                              --          --          5,555
  Other intangible amortization                      --         174  i       3,278
  Costs of acquisitions                              --          --             86
                                             ---------------------------------------

        Total operating expenses                  1,398        (751)        48,393
                                             ---------------------------------------

        Operating income                          1,908       1,097         30,034


  Interest expense, net of interest income           --       1,351 j       24,972
  Minority interest in (earnings) losses
    of subsidiaries                                  --          --             (7)
                                             ---------------------------------------

  Income (loss) before provision (benefit)
    for income taxes                              1,908        (254)         5,055

  Provision (benefit) for income taxes               --         662 k        4,252
                                             ---------------------------------------

    Net income (loss)                          $  1,908   $    (916)     $     803
                                             =======================================



See accompanying notes to the unaudited pro forma condensed consolidated financial information.

                Anteon International Corporation and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                 (in thousands)


                                                                        Six Months Ended June 30, 2001
                                             ----------------------------------------------------------------------------------
                                                                                                      Pro forma
                                              Historical     Business       Anteon as   Historical   Acquisition    Pro forma
                                                Anteon    Dispositions (a)  adjusted     SIGCOM (g)  Adjustments      Anteon
                                             ----------------------------------------------------------------------------------
Revenues                                      $ 351,152     $ (12,662)     $ 338,490      $ 7,239       $   --      $ 345,729
Costs of revenues                               310,335       (15,406)       294,929        6,022         (274) h     300,677
                                             ----------------------------------------------------------------------------------
      Gross profit                               40,817         2,744         43,561        1,217          274         45,052
                                             ----------------------------------------------------------------------------------

Operating expenses:

General & administrative expenses                23,435        (1,059)        22,376          579         (303) h      22,652
  Amortization of noncompete agreements             349            --            349           --           --            349
  Goodwill amortization                           2,892            --          2,892           --           --          2,892
  Other intangible amortization                   1,106            --          1,106           --           87  i       1,193
  Costs of acquisitions                              --            --             --           --           --             --
                                             ----------------------------------------------------------------------------------

        Total operating expenses                 27,782        (1,059)        26,723          579         (216)        27,086
                                             ----------------------------------------------------------------------------------

        Operating income                         13,035         3,803         16,838          638          490         17,966

  Other Income                                      587          (587)            --           --           --             --
  Interest expense, net of interest income       12,016          (577)        11,439           --          547  j      11,986
  Minority interest in (earnings) losses
    of subsidiaries                                   5           (32)           (27)          --           --            (27)
                                             ----------------------------------------------------------------------------------

  Income (loss) before provision (benefit)
    for income taxes                              1,611         3,761          5,372          638          (57)         5,953

  Provision (benefit) for income taxes            1,187         1,927 k        3,114           --          232  k       3,346
                                             ----------------------------------------------------------------------------------

    Net income (loss)                         $     424     $   1,834      $   2,258      $   638       $ (289)     $   2,607
                                             ==================================================================================


See accompanying notes to the unaudited pro forma condensed consolidated financial information.

                ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

(a) To remove the historical results of operations for businesses disposed of or sold including the Company's Center for Information Technology Education
     (CITE) sold on June 29, 2001, the closure of the Company's operations of CITI-SIUSS LLC (formerly known as Anteon-CITI, LLC) (CITI) on June 22, 2001, and the Interactive Media Corporation (IMC) commercial division, sold on July 20, 2001, for the year ended December 31, 2000 and for the six-month period ended June 30, 2001.

     Included in these adjustments are reductions of interest expense of $1,418,000 and $577,000 for the year ended December 31, 2000, and six months ended June 30, 2001, respectively, related to the use of the net proceeds from the sale of IMC of $12,069,000 to reduce borrowings under Anteon's revolving credit facility. The reductions in interest expense are recognized at rates of 11.75% ( the Company's average incremental borrowing rate for the period) for the year ended December 31, 2000 and 9.50% (the Company's average incremental borrowing rate for the period) for the six months ended June 30, 2001.

(b) To reflect the historical results of operations of Sherikon, Inc. for the period prior to the acquisition date of October 20, 2000.

(c) To reflect reductions in Sherikon's historical executive compensation costs, duplicate facilities costs and other costs that were eliminated subsequent to the acquisition, as follows:


                                    Year Ended
                                 December 31, 2000
                                 -----------------
         Executive compensation     $ 1,277,000
         Duplicate facilities           637,000
         Other                           25,000
                                    -----------
                                    $ 1,939,000
                                    ===========

(d) To record the amortization of goodwill of $20,177,000 for the period January 1, 2000 to October 20, 2000 associated with the purchase of Sherikon. Goodwill resulting from the Sherikon acquisition is amortized on a straight-line basis over 20 years.

(e) To record amortization expense related to the identifiable intangible assets associated with the acquisition of Sherikon. The Company obtained an independent appraisal in November 2000 for the allocation of the purchase price related to the acquisition of Sherikon. Based upon the results of the valuation the Company recorded the following intangible assets:

                                                                     (Continued)

                ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                           Adjustment for the
                                                                period from
                                                            January 1, 2000 to
                                                             October 20, 2000
                                                             ----------------

              Workforce            $  760,000     4 years      $  158,000
              Contract backlog     $1,310,000     4 years         273,000
                                                               ----------
                                                               $  431,000
                                                               ==========

(f) To record interest expense at an average rate of 11.75% related to the additional average borrowings of $22.1 million from the Sherikon acquisition and to record a reduction in interest income at a rate of 5.0% to reflect the use of the Company's available cash balance of $4.1 million.

(g) To reflect the historical results of operations of the SIGCOM, Inc. training division.

(h) To reflect the reduction in historical SIGCOM, Inc. training division allocated overhead and general and administrative costs associated with functions not acquired by the Company. Existing Anteon personnel will perform such functions.

(i) To record amortization expense related to the preliminary estimate of the fair value of identifiable intangible assets associated with the acquisition of SIGCOM, as follows:


                                                       Year Ended      Six months ended
                                                   December 31, 2000     June 30, 2001
                                                   -----------------     -------------

          Contract backlog    $ 697,000  4 years        $174,000            $87,000

(j) To record interest expense at an average rate of 11.75% for the year ended December 31, 2000, and 9.5% for the six months ended June 30, 2001, related to the additional average borrowings of $11.5 million from the SIGCOM acquisition.

(k) To recognize Federal and state income taxes at a combined rate of 40%, after adjusting income (loss) before taxes for non-deductible expenses, primarily for goodwill amortization expense.

(l)  On July 20, 2001, the Financial Accounting Standards Board issued
     Statement No. 141 ("SFAS No. 141"), BUSINESS COMBINATIONS, and Statement No. 142 ("SFAS No. 142"), GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 addresses the accounting for acquisitions of businesses and is effective for acquisitions occurring on or after July 1, 2001. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. SFAS No. 142 is effective January 1, 2002.

                                                                     (Continued)

                ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


     The pro forma financial information gives effect to the acquisition of the SIGCOM, Inc. training division using the provisions of SFAS No. 141 and SFAS No. 142. Accordingly, acquired goodwill and intangibles with indefinite lives have not been amortized. The acquired intangible asset for contract backlog is being amortized over a 4-year period.

     For the Company's acquisitions consummated prior to July 1, 2001, no pro forma adjustments have been included to apply the provisions of SFAS No. 141 and SFAS No. 142 to goodwill or separately identifiable intangible assets, or related amortization expense. Beginning January 1, 2002, the Company will no longer amortize goodwill and intangibles with indefinite lives related to such acquisitions. Had the provisions of SFAS No. 141 and SFAS No. 142 been applied in the accompanying unaudited Pro Forma condensed consolidated statements of operations to acquisitions consummated prior to July 1, 2001, amortization expense would have decreased by $6,283,000 and $3,164,000 and net income would have increased by $5,705,000 and $2,863,000 for the year ended December 31, 2000, and the six months ended June 30, 2001, respectively.

(m) The accompanying unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2001 excludes gains on the sales of CITE and IMC of approximately $100,000 and $3,600,000, respectively, since such gains are considered non-recurring in nature.

(n) An increase of 1/8% in the interest rates for the additional average borrowings described in notes (f) and (j) above will result in an increase in pro forma interest expense of $25,000 and $12,000 and pro forma net income of $780,000 and $2,586,000 for the year ended December 31, 2000, and the six months ended June 30, 2001, respectively.

                ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)


                                                                                      As of June 30, 2001
                                                 --------------------------------------------------------------------------
                                                                                    Pro forma
                                                                                    Business
                                                   Historical    Business          disposition    Anteon as    Historical
                                                     Anteon    Dispositions (a)   adjustments(b)  adjusted     SIGCOM (c)
                                                  -------------------------------------------------------------------------

ASSETS
Current assets:
Cash and cash equivalents                          $   1,502    $      (6)         $      --      $   1,496    $      --
Accounts receivable, net                             133,291       (3,695)                --        129,596        3,756
Prepaid expenses and other current assets              8,477         (291)                --          8,186           --
Deferred tax assets, net                               1,564           --                 --          1,564           --
                                                  -------------------------------------------------------------------------

Total current assets                                 144,834       (3,992)                --        140,842        3,756

Property and equipment, net                           14,343         (216)                --         14,127           63
Goodwill, net                                        137,611       (4,641)                --        132,970           --
Other assets, net                                     15,505         (833)                --         14,672           --
                                                  -------------------------------------------------------------------------
Total assets                                       $ 312,293    $  (9,682)         $      --      $ 302,611    $   3,819
                                                  =========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loan, current portion                         $   9,863    $      --          $      --      $   9,863    $      --
Subordinated notes payable, current portion            4,831           --                 --          4,831           --
Business purchase consideration payable                1,120           --                 --          1,120           --
Accounts payable                                      36,303         (108)                --         36,195          848
Accrued expenses                                      51,139       (1,210)               553         50,482          164
Income taxes payable                                     253           --              1,271          1,524           --
Deferred revenue                                       3,181           --                 --          3,181           40
Other current liabilities,net                             89          (26)                --             63           --
                                                  -------------------------------------------------------------------------
Total current liabilities                            106,779       (1,344)             1,824        107,259        1,052

Revolving credit facility                             22,600           --            (12,069)        10,531           --
Term loan facility, less current portion              42,123           --                 --         42,123           --
Senior subordinated notes payable                    100,000           --                 --        100,000           --
Subordinated notes payable, less current portion       2,165           --                 --          2,165           --
Deferred tax liabilities, net                          7,954           --                 --          7,954           --
Other long term liabilities                              861           --                 --            861           --
                                                  -------------------------------------------------------------------------
Total liabilities                                    282,482       (1,344)           (10,245)       270,893        1,052

Minority interest in subsidiaries                        109           --                 --            109           --

Stockholders' equity:
Common stock                                             713           --                 --            713           --
Additional paid-in capital                            40,313           --                 --         40,313           --
Accumulated other comprehensive income (loss):
  Foreign currency translation                           (39)          --                 --            (39)          --
  Interest rate swaps                                 (1,115)          --                 --         (1,115)          --
Treasury stock                                            (9)          --                 --             (9)          --
Due from parent                                      (12,417)          --                 --        (12,417)          --
Retained earnings                                      2,256       (8,338)            10,245          4,163        2,767
                                                  -------------------------------------------------------------------------
Total stockholders' equity                            29,702       (8,338)            10,245         31,609        2,767
                                                  -------------------------------------------------------------------------
Total liabilities and stockholders' equity         $ 312,293    $  (9,682)         $      --      $ 302,611    $   3,819
                                                  =========================================================================


                                                 -------------------------
                                                   Pro forma
                                                    SIGCOM
                                                  acquisition   Pro forma
                                                  adjustments     Anteon
                                                 -------------------------

ASSETS
Current assets:
Cash and cash equivalents                          $      --    $   1,496
Accounts receivable, net                                  --      133,352
Prepaid expenses and other current assets                 --        8,186
Deferred tax assets, net                                  --        1,564
                                                 -------------------------

Total current assets                                      --      144,598

Property and equipment, net                               --       14,190
Goodwill, net                                          8,013  e   140,983
Other assets, net                                        697  e    15,369
                                                 -------------------------
Total assets                                       $   8,710    $ 315,140
                                                 =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loan, current portion                         $      --    $   9,863
Subordinated notes payable, current portion               --        4,831
Business purchase consideration payable                   --        1,120
Accounts payable                                          --       37,043
Accrued expenses                                          --       50,646
Income taxes payable                                      --        1,524
Deferred revenue                                          --        3,221
Other current liabilities,net                             --           63
                                                 -------------------------
Total current liabilities                                 --      108,311

Revolving credit facility                             11,477 e     22,008
Term loan facility, less current portion                  --       42,123
Senior subordinated notes payable                         --      100,000
Subordinated notes payable, less current portion          --        2,165
Deferred tax liabilities, net                             --        7,954
Other long term liabilities                               --          861
                                                 -------------------------
Total liabilities                                     11,477      283,422

Minority interest in subsidiaries                         --          109

Stockholders' equity:
Common stock                                              --          713
Additional paid-in capital                                --       40,313
Accumulated other comprehensive income (loss):
  Foreign currency translation                            --          (39)
  Interest rate swaps                                     --       (1,115)
Treasury stock                                            --           (9)
Due from parent                                           --      (12,417)
Retained earnings                                     (2,767)       4,163
                                                 -------------------------
Total stockholders' equity                            (2,767)      31,609
                                                 -------------------------
Total liabilities and stockholders' equity         $   8,710    $ 315,140
                                                 =========================



See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


The following adjustments have been reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

     (a) To remove the historical assets and liabilities related to the IMC commercial division.

     (b) To reflect the use of the net proceeds from the sale of IMC to reduce borrowings under Anteon's revolving credit facility, as follows:


                    Consideration received                    $13,318,000
                    Payments to IMC option holders               (810,000)
                    Management bonus for IMC sale
                        completion                               (100,000)
                    Costs and expenses related to the sale       (339,000)
                                                              ------------
                    Net proceeds from sale                    $12,069,000

          In addition, certain costs relating to employee severance, accelerated royalty payments and other non-income taxes were incurred and accrued for in connection with the sale of IMC totaling approximately $553,000. Pro Forma income taxes payable of $1,271,000 associated with the gain on sale of IMC has also been accrued as of June 30, 2001.

     (c) To reflect the historical financial position of the SIGCOM, Inc. training division. Certain reclassifications to SIGCOM's historical balance sheet accounts have been made to conform to the presentation of Anteon.

     (d) The SIGCOM acquisition will be accounted for as a purchase pursuant to the provisions of SFAS No. 141 and SFAS No. 142. Accordingly, the identifiable tangible and separately identifiable intangible assets acquired and liabilities assumed will be recognized at their estimated fair values as of the date of combination. The pro forma adjustments herein are based on management's preliminary estimates of fair value. The final allocation of the purchase price, when completed, may differ materially from the preliminary purchase price allocation herein.

     (e)  The purchase price paid for SIGCOM is as follows:


          Cash consideration paid at closing       $11,204,000
          Estimated costs and expenses                 273,000
                                                   -----------
          Total consideration                      $11,477,000
                                                   ===========

          The total consideration for the acquisition was financed with borrowings under Anteon's revolving credit facility.

                                                                     (Continued)

                ANTEON INTERNATIONAL CORPORATION AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


          The preliminary allocation of the purchase price is as follows:


          Historical net assets of the
            SIGCOM training division, as of July 20, 2001       $ 3,058,000
          Goodwill                                                7,722,000
          Contract backlog                                          697,000
                                                                -----------

          Total consideration                                   $11,477,000
                                                                ===========

          The adjustment for the elimination of SIGCOM's historical stockholders' equity as of June 30, 2001 and the resulting goodwill from the acquisition in the accompanying unaudited Pro Forma condensed consolidated balance sheet differs from the amount described above by approximately $291,000 due to the timing of the acquisition.



                                       26